     As filed with the Securities and Exchange Commission on July 28, 1997
                                              Registration No. 333-_____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               _________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________
                      INTERNATIONAL TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                             4955                     33-0001212
(State or Other Jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)    Identification No.)

                               2790 MOSSIDE BLVD.
                      MONROEVILLE, PENNSYLVANIA 15146-2792
                                 (412) 372-7701
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ANTHONY J. DELUCA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               2790 MOSSIDE BLVD.
                      MONROEVILLE, PENNSYLVANIA 15146-2792
                                 (412) 372-7701


           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                                    Copy to:

                             PETER F. ZIEGLER, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                             LOS ANGELES, CA  90071
                                 (213) 229-7000
                               _________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                      Proposed          Proposed
                                                       Maximum           Maximum
                                      Amount          Offering          Aggregate        Amount of
    Title of Each Class of            to be           Price Per         Offering        Registration
  Securities to be Registered       Registered        Share (1)         Price (1)           Fee
-----------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                    500,000 Shares   $    7 9/16      $     4,159,375   $      1,260.42
=====================================================================================================

(1) Estimated solely for the purpose of determining the registration fee. Calculated on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the New York Stock Exchange on
     July 23, 1997.

                               _________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                             CROSS-REFERENCE SHEET


                  Registration Statement
                  Item Number and Caption                                              Location in Prospectus
                  ----------------------                                               ----------------------
1.   Forepart of the Registration Statement and Outside Front Cover   Facing Page of Registration Statement; Cross-Reference
     Page of Prospectus............................................   Sheet; Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of Prospectus.......   Available Information; Incorporation of Certain
                                                                      Information by Reference; Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed Charges, and Other      The Company; Cover Page of Prospectus; Risk Factors;
     Information...................................................   Securities Covered by this Prospectus; Table of Contents

4.   Terms of the Transaction......................................   Not Applicable

5.   Pro Forma Financial Information...............................   Not Applicable

6.   Material Contacts with the Company Being Acquired.............   Not Applicable

7.   Additional Information Required for Reoffering by Persons and
     Parties Deemed to be Underwriters.............................   Not Applicable

8.   Interests of Named Experts and Counsel........................   Legal Matters; Experts

9.   Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities....................................   Not Applicable

10.  Information with Respect to S-3 Registrants...................   Available Information; Incorporation of Certain
                                                                      Information by Reference; the Company

11.  Incorporation of Certain Information by Reference.............   Incorporation of Certain Information by Reference;
                                                                      Description of Capital Stock

12.  Information with Respect to S-2 or S-3 Registrants............   Not Applicable

13.  Incorporation of Certain Information by Reference.............   Not Applicable

14.  Information with Respect to Registrants Other than S-3 or S-2
     Registrants...................................................   Not Applicable

15.  Information with Respect to S-3 Companies.....................   Not Applicable

16.  Information with Respect to S-2 or S-3 Companies..............   Not Applicable

17.  Information with Respect to Companies other than S-3 or S-2
     Companies.....................................................   Not Applicable

18.  Information if Proxies, Consents or Authorizations are to be
     Solicited.....................................................   Not Applicable

19.  Information if Proxies, Consents or Authorizations are not to
     be Solicited or in an Exchange Offer..........................   Incorporation of Certain Information by Reference

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                  SUBJECT TO COMPLETION - DATED JULY 28, 1997
PROSPECTUS

--------------------------------------------------------------------------------

                      INTERNATIONAL TECHNOLOGY CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                 500,000 SHARES

--------------------------------------------------------------------------------

     MAKE THE FOLLOWING A PARAGRAPH A LEGEND ON THE LEFT HAND SIDE OF THIS PAGE

     This Prospectus relates to 500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of International Technology Corporation, a Delaware corporation ("IT" or the "Company"), that may be issued from time to time in connection with future business combinations, acquisitions or mergers. In general, the terms of such combinations, acquisitions or mergers will be determined by direct negotiations between representatives of the Company and the owners or principal executives of the companies or other entities to be so combined, acquired or merged or the assets of which are to be acquired, and the factors taken into account will include, among other things, the established quality of management, earning power, cash flow, growth potential, facilities and locations of the companies or other entities to be acquired or merged, and the market value of the Common Stock. The terms of such combinations, acquisitions or mergers may include earn-outs or similar provisions, the payment of which may be subject to certain contingencies.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "ITX." The last reported sales price per share of the Common Stock, as quoted on the NYSE on July 23, 1997 was $ 7 5/8 per share.

     See "Risk Factors" on pages 3 to 6 for certain considerations relevant to an investment in the Common Stock.


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is         , 1997

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement"), File No. 333-_____, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at the Jacob K. Javits Federal Building, 75 Park Place, New York, New York 10278. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended March 28, 1997, File No. 1-9037; (ii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed September 1, 1992, together with any amendment or report filed with the Commission for the purpose of updating such description; and (iii) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to International Technology Corporation, Attention: Harry J. Soose, 2790 Mosside Blvd., Monroeville, Pennsylvania 15146-2792, telephone number (412) 372-7701.

                                  THE COMPANY

     The Company provides a wide range of environmental management services and technologies, including the assessment, engineering and remediation of situations involving hazardous and pollution prevention and minimization. The Company's services are provided to a broad array of governmental and commercial entities predominantly in the U.S. market. Additionally, the Company pursues selected international business opportunities. The Company's business strategy is to provide its environmental services on a full-service basis, particularly by focusing on its capabilities to manage complex environmental issues from the initial assessment of the level and extent of contamination through the design, engineering and execution of a solution which minimizes the client's total cost. Demand for the Company's services is heavily influenced by the level of enforcement of environmental laws and regulations, funding levels for government projects and spending patterns of commercial clients.

     The principal executive offices of IT are located at 2790 Mosside Blvd., Monroeville, Pennsylvania 15146-2792, telephone number (412) 372-7701.

                                  RISK FACTORS

     The Securities offered hereby are speculative in nature and involve a high degree of risk. In addition to the other information included elsewhere in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered by this Prospectus.

CLOSURE OF INACTIVE DISPOSAL SITES AND POTENTIAL CERCLA LIABILITIES

     In December 1987, the Company's Board of Directors adopted a strategic restructuring program that included a formal plan to divest its transportation, treatment and disposal operations. Pursuant to this program, two of the Company's four inactive treatment, storage and disposal facilities in Northern California have been formally closed and the other two are in the process of formal closure.

     Closure and post-closure costs are incurred over a significant number of years and are subject to a number of variables including, among others, completion of negotiations regarding specific site closure and post-closure plans with applicable regulatory agencies. The Company has estimated the impact of closure and post-closure costs in the provision for loss on disposition; however, closure and post-closure costs could be higher than estimated if regulatory agencies were to require closure and/or post-closure procedures significantly different than those in the plans developed by the Company or if there are additional delays in the closure plan approval process. As of March 28, 1997, the Company's consolidated balance sheet included accrued liabilities of approximately $26,300,000 to complete the closure and post-closure of its disposal facilities and the potentially responsible party ("PRP") matters discussed below.

     The carrying value of the long-term assets of transportation, treatment and disposal discontinued operations of $40,048,000 at March 28, 1997 is principally comprised of residual land at the inactive disposal facilities and assumes that sales will occur at market prices estimated by the Company based on certain assumptions (entitlements, development agreements, etc.), taking into account market value information provided by independent real estate appraisers. The Company has an agreement with a real estate developer to develop some of this property as part of a larger development in the local area involving a group of developers. The entitlement process has been delayed pending approval of the Company's closure plan for its adjacent disposal facility and local community review of growth strategy. This review is proceeding and initially recommends, on a non-binding basis, strategies for limiting growth in the area. Ultimately, if the developers' plans change or the developers are unable to obtain entitlements, the carrying value of this property could be significantly impaired. In regard to any of the residual land, there is no assurance as to the timing of sales or the Company's ability to ultimately liquidate the land for the sale prices assumed. Consequently, if the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value which could, in turn, require an increase in the provision for loss on disposition.

     There are several disposal sites, including the GBF Pittsburg Superfund site, at which the Company has been named a PRP under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or has otherwise been identified as responsible for site cleanup and at which the U.S. Environmental Protection Agency (the "USEPA") and the Department of Toxic Substances Control of the Environmental Protection Agency of the State of California ("DTSC") are investigating certain transportation and disposal activities conducted by the Company and other companies. The Company has been, and from time to time may be, named as a PRP at other sites as a result of its transportation, treatment and disposal discontinued operations.

     The provision for loss on disposition of discontinued operations is based on various assumptions and estimates and is reevaluated periodically in light of current developments. The Company believes that the provision as of March 28, 1997 is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition of the Company is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition of the Company.

     For further information, please see the "Notes to Consolidated Financial Statements, Discontinued Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1997, which section is incorporated herein by reference.

QUANTERRA

     In June 1994, the Company and an affiliate of Corning Incorporated ("Corning") combined the two companies' environmental analytical services businesses into a newly formed 50%/50% jointly-owned company ("Quanterra"). In connection with the formation of Quanterra, an integration plan was implemented to eliminate redundant laboratory facilities and duplicative overhead and systems. IT's portion of the charge for integration was $9,264,000, including $2,869,000 incurred directly by IT. In January 1996, the Company and Corning completed an agreement to recapitalize Quanterra which resulted in a change in Quanterra's ownership to 19% by IT and 81% by Corning. In the quarter ended December 29, 1995, the Company reported a pre-tax charge of $24,595,000 related to the recapitalization transaction. At March 28, 1997, the Company's investment in Quanterra was $16,300,000. While Quanterra has recently neared break even operations, it has experienced net losses over the past several years and the

Company will monitor the value of its investment in Quanterra on an ongoing basis and will recognize any impairment in value should it occur.

POTENTIAL ADVERSE IMPACT OF PENDING LITIGATION

     The Company has several significant litigation and investigatory matters pending which the Company is defending vigorously. These matters include contractual and tort claims arising from services performed by the Company and government audits and investigations related to government contracts performed by the Company. Litigation is unpredictable by nature and if one or more of such matters were adversely decided to the Company, it could have a material adverse effect on the consolidated financial condition and results of operations of the Company.

DEPENDENCE ON ENVIRONMENTAL REGULATIONS AND REGULATORY UNCERTAINTIES

     Substantially all of the Company's revenue is generated either directly or indirectly as a result of federal and state laws, regulations and programs related to the environment. Accordingly, changes in these laws or regulations, or in governmental policies regarding the funding, implementation or enforcement of the programs, could have a material adverse effect on the Company's business.

     There is at present considerable uncertainty in the regulatory framework in which the Company operates including as to the legislative status of principal environmental laws and the direction of implementing regulations. For example, the reauthorization of CERCLA has been delayed for several years. While CERCLA's Superfund taxing authority originally expired in December 1995, and CERCLA's authority to expend funds originally expired in September 1994, Congress has extended the USEPA's authority to tax and use funds on an interim basis through September 30, 1997. Moreover, the Congressional Budget Office projects that the USEPA has enough appropriated but unobligated funds to allow USEPA to operate at current levels for approximately two years after September 30, 1997, should CERCLA's taxing authority not be reauthorized by then.

     The Company believes that failure of Congress to reauthorize CERCLA, and proposed substantial changes in and continuing uncertainty concerning the details of the legislation, cleanup standards, and remedy selection, have resulted in project delays and/or the failure of clients to initiate or proceed with projects. A number of changes to CERCLA have been previously proposed as a part of the reauthorizing legislation. Amendments to repeal CERCLA's retroactive liability provisions have been introduced. It has also been proposed that CERCLA's preference for permanent treatment remedies such as incineration be changed to favor confinement and containment remedies. (See "Incineration Market Uncertainties" below.) Standards for acceptable cleanups have also been the subject of proposals for change. Although several bills to reauthorize CERCLA have been introduced in this session of Congress, including some which propose to maintain or increase previous funding levels, controversy over the details of the legislation indicate that there is no clarity when CERCLA may be reauthorized, what changes would be included in any reauthorization, or what funding levels might be.

     In response to Congressional and private sector pressure and, in part, to avoid more sweeping legislative changes, the USEPA has attempted to relax regulatory requirements and enforcement. For example, the USEPA has attempted, through various regulatory initiatives, to make it easier to redevelop "brownfields," i.e., lightly to moderately contaminated urban sites.
Brownfields sites nationally have been estimated to number in the hundreds of thousands. Similar legislation has also been introduced, and a number of states have initiated similar programs. While the Company believes such programs offer additional opportunities, the ultimate impact of such programs cannot yet be predicted.

     Although the impact of these proposed changes upon the Company's business cannot yet be fully predicted, the proposed changes in regulations and reduced enforcement of current environmental laws appear to have decreased the demand for certain of the Company's services, as customers anticipate and adjust to the potential changes. The Company believes that it generally has benefitted from increased environmental regulations affecting business, and from more active enforcement of those regulations. However, proposed changes could also result in increased demand for certain of the Company's services if regulatory changes decrease the cost of remediation projects or result in more funds being spent for actual remediation. The ultimate impact of the proposed changes will depend upon a number of factors including the overall strength of the U.S. economy and customers' views on the cost-effectiveness of remedies available under the changed regulations.

INCREASED COMPETITIVE ENVIRONMENT AND CERTAIN MARKET CONDITIONS

     The environmental management industry is very competitive and increased competition, combined with changes in client procurement procedures, has resulted in market trends over the past several years toward lower contract margins, a client preference for fixed-price or unit-price contracts and unfavorable changes in contract terms and conditions in areas such as indemnification of the client by the Company of liabilities for damage or injury to third parties and property and for environmental fines and penalties. Additionally, certain of the Company's competitors benefit from certain economics of scale and have better access to bonding and insurance markets at a lower cost. The entry of large systems contractors and international construction and engineering firms into the environmental management industry has materially increased the level of competition for major federal governmental contracts and programs, which have been the primary source of the Company's revenue in the past several years. Over the past several years, there has been consolidation in the industry as certain of the larger corporations have acquired smaller firms which, although reducing the number of industry competitors to some degree, has increased the number of stronger competitors. The Company's ability to maintain or improve upon gross margins is heavily dependent on increasing utilization of professional staff, properly executing projects and successfully bidding new contracts at adequate margin levels.
There can be no assurance that the Company's revenues and results of operations will not be adversely affected by these and other competitive factors.

DEPENDENCE ON GOVERNMENT MARKET AND RISKS OF GOVERNMENT CONTRACTING

     For the fiscal year ended March 28, 1997, approximately 67% of the Company's revenues were derived from federal government contracts. Over at least the next two fiscal years, the Company expects that the percentage of its revenues attributable to such clients will continue to be substantial. In addition to its dependence on governmental contracts, the Company also faces the risks associated with such contracting, which include substantial civil and criminal fines and penalties for, among other matters, failure to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. Government contracting requirements are complex, highly technical and subject to varying interpretation. As a result of its government contracting business, the Company has been, is, and expects in the future to be, the subject of audits and investigations by government agencies. In addition to potential damage to the Company's business reputation, the failure to comply with the terms of one or more of its government contracts could also result in the Company's suspension or debarment from future governmental contract projects for a significant period of time. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or the Company's suspension or debarment, could have a material adverse effect on the Company's business.

EXPANDING ENVIRONMENTAL CONTRACTOR LIABILITIES AND REGULATORY RISKS

     All facets of the Company's business are conducted in the context of a rapidly developing and changing statutory and regulatory framework which creates significant risks for the Company, including potentially large civil and criminal liabilities from violations of environmental laws and regulations and liabilities to customers and to third parties for damages arising from performing services for clients. There have also been efforts to expand the reach of various environmental statutes to make contractor firms responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation or disposal of hazardous substances. Many clients contracting for environmental management services seek to shift to contractors a number of the risks of such projects, including the risk of completing the project in the event the contamination is either more extensive or difficult to resolve than originally anticipated, and possible liabilities for damages or injuries to third parties and property stemming from the release of hazardous materials or otherwise and for environmental fines and penalties. The Company has from time to time been involved in claims and litigation involving such disputes. Furthermore, the USEPA and other federal agencies have constricted significantly the circumstances under which it will indemnify its contractors against liabilities incurred in connection with certain projects. The Company has adopted a range of insurance and risk management programs designed to reduce potential liabilities, including insurance policies, programs to seek indemnity where possible in its contracts, other contract administration procedures, and employee health, safety, training and environmental monitoring programs. In addition, as a result of the substantial increase over the past several years in the percentage of the Company's revenue derived from work for governmental agencies, the Company has developed a company-wide government contracts compliance program. There can be no assurance that such programs will be adequate to protect the Company from such risks and in the case of insurance, that the Company's insurance program will continue to be available or that the dollar amount of any liability that the Company may incur will not exceed the policy limits of its coverage.

INCINERATION MARKET UNCERTAINTIES

     Approximately 10% of IT's revenues in fiscal year 1997 was derived from large, complex thermal remediation contracts utilizing the Company's mobile, on-site Hybrid Thermal Treatment Systems(R)-Registered Trademark- ("HTTS(R)") thermal treatment technology. Incineration as remedy under CERCLA continues to come under legislative and regulatory pressures. Because of this issue and the relatively high cost of incineration, there are very few potential project opportunities in the United States and the Company has been forced to seek alternative uses for its HTTS equipment. The Company is actively pursuing foreign opportunities which utilize the HTTS equipment. If alternative uses, such as foreign installations, cannot be found or are uneconomical, there could be a negative effect to the Company due to impairment of HTTS assets as well as lost project opportunities. At March 28, 1997, IT's HTTS equipment had a net book value of approximately $11,200,000. The Company's backlog of contracts which utilize HTTS equipment was approximately $10,000,000 at March 28, 1997 with such backlog to be performed early in fiscal year 1998.

FLUCTUATIONS IN OPERATING RESULTS AND STOCK PRICE

     The Company's future operating results and stock price could be subject to fluctuations and volatility. Fluctuations may be due to factors specific to the Company, to changes in analysts' estimates, or to factors affecting the environmental services industry or the securities markets in general. Any decrease in revenues or quarterly results, or failure to meet market expectations, could have an effect on the price of the Company's common stock in any given period. In addition, realization of the Company's deferred tax asset (of $32,116,000 net of a valuation allowance of $9,741,000) is subject to the Company having a sufficient level of taxable income and taxable capital gains.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     A part of the Company's business strategy calls for growth through acquisitions. Identifying and pursing future acquisition opportunities will require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate acquired business operations. Future acquisitions may entail the payment of consideration in excess of book value, may result in the issuance of additional shares of the Company's Common Stock or the incurrence of additional indebtedness and could have a dilutive effect on the Company's net income per share.

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial data are derived from the Company's consolidated financial statements. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. This consolidated data should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended March 28, 1997, incorporated by reference herein. Share and per share data have been restated to reflect the one-for-four reverse stock split effective November 21, 1996.


                                                                           Year Ended
                                              ----------------------------------------------------------------
                                                 March 28,    March 29,                 March 31,
                                                                           -----------------------------------
                                                    1997         1996         1995         1994         1993
                                              ------------  -----------  -----------  -----------  -----------
INCOME STATEMENT INFORMATION
Revenues                                          $362,131     $400,042     $423,972     $392,803     $410,539
Loss from continuing operations (net of            (13,693)      (3,654)      (7,880)      (3,241)      (2,082)
 preferred stock dividends)
Loss per share from continuing operations            (1.48)        (.41)        (.89)        (.37)        (.25)
Weighted average shares                              9,227        8,982        8,889        8,691        8,383
OTHER FINANCIAL INFORMATION
Working Capital                                   $110,705     $ 89,174     $ 73,838     $ 63,522     $ 60,281
Total Assets                                       342,531      315,314      362,152      359,203      369,178
Long-term debt                                      65,874       65,611       80,189       68,625      115,811
Long-term accrued liabilities                       16,004       30,223       45,207       38,993       52,470
Stockholders' equity                               168,853      140,865      145,921      160,548      106,178

     No cash dividends were paid on common shares for any period.

                       MARKET FOR THE REGISTRANT'S COMMON
                     STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's common stock is listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol ITX. The following table sets forth the high and low sale prices of the common stock, as reported by the NYSE for the periods indicated, all after adjustment for a one-for-four reverse stock split effective November 21, 1996.

                         QUARTER ENDED                                            High                   LOW
----------------------------------------------------------------      ------------------------ -------------------
June 30, 1995...................................................                $13 1/2                 $9 1/2
September 29, 1995..............................................                 15 1/2                 11
December 29, 1995...............................................                 13 1/2                  9
March 29, 1996..................................................                 11                      8
June 28, 1996...................................................                 14                      9
September 27, 1996..............................................                 12                      7 1/2
December 27, 1996...............................................                 11 1/2                  8 3/8
June 27, 1997...................................................                  8 1/4                  6 3/4

     On July 23, 1997, the closing sale price of the common stock on the NYSE as reported by The Wall Street Journal was $ 7 5/8 per share.
            -----------------------

     The Company has not paid a cash dividend on its common stock for the three years ended March 28, 1997. The Company has no present intention to pay cash dividends on its common stock for the foreseeable future in order to retain all earnings for investment in the Company's business. IT's credit agreements prohibit cash dividends on common stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of IT consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which 9,744,583 shares were issued and outstanding as of March 28, 1997, and 180,000 shares of Preferred Stock, par value $100 per share, of which 20,556 shares of 7% Cumulative Convertible Exchangeable Preferred Stock and 45,000 shares of 6% Cumulative Convertible Participating Preferred Stock (the "6% Convertible Preferred Stock") were issued and outstanding as of June 27, 1997.

     At the 1996 Annual Meeting of Stockholders, held November 20, 1996, stockholders approved a cash investment (the "Investment") of $45,000,000 in the Company by certain investors affiliated with The Carlyle Group (collectively, "Carlyle"), a private merchant bank headquartered in Washington, D.C. In consideration of its investment, Carlyle received 45,000 shares of newly issued 6% Convertible Preferred Stock, and warrants (the "Warrants") to purchase up to 1,250,000 shares of Common Stock (at the current exercise price of $11.39 per share). Holders of the 6% Convertible Preferred Stock own approximately 38% of the voting power of the Company (43% assuming exercise of the Warrants). Carlyle's purchase of the 6% Convertible Preferred Stock and Warrants was financed through the private sale of interests in limited partnerships which themselves purchased the 6% Convertible Preferred Stock and Warrants.

     Pursuant to the terms of the Investment, Carlyle is entitled to elect a majority of the Company's Board of Directors, until November 20, 2001, which date is five years from the consummation of the Investment (the "Five-Year Period"), provided that Carlyle continues to own at least 20% of the voting power of the Company. Also pursuant to the terms of the Investment, the Company's Board consists of seven directors, of whom four (the "Preferred Stock Directors") will be elected by the holders of the 6% Convertible Preferred Stock acting by written consent and without a meeting of the Common Stock holders, and the remaining three (the "Common Stock Directors") will be elected by the Common Stock holders. The Investment agreements also provide that at least two of the directors elected by the holders of the Common Stock will have no employment or other relationship with the Company or Carlyle, other than their positions as directors of the Company. During the Five-Year Period, holders of the 6% Convertible Preferred Stock will not participate in elections of the Common Stock Directors and the Preferred Stock Directors will not have the right to vote on the election of any director to fill a vacancy among the Common Stock Directors. At the end of the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company, holders of the 6% Convertible Preferred Stock will be entitled to elect the largest number of directors which is a minority of the directors of the Company and to vote with the Common Stock holders (as a single class) on the election of the remaining directors. Additionally, the holders of the 6% Convertible Preferred Stock, in the event they no longer have the right to elect at least a minority of the directors, will have the right (voting as a class with holders of the Company's 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share ("7% Convertible Preferred Stock"), and any other parity stock) to elect two directors to the Board in the event the Company fails to make payment of dividends on the Convertible Preferred Stock for six dividend periods. The four Preferred Stock Directors serve for annual terms.

COMMON STOCK

     The outstanding shares of IT Common Stock are, and the shares to be issued in connection with this offering will be, validly issued, fully paid and nonassessable. Holders of IT Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The shares of IT Common Stock have cumulative voting rights with respect to the election of directors.

     Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of IT. The IT Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions. Subject to the preferences applicable to any shares of Preferred Stock outstanding at the time, holders of IT Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any.

PREFERRED STOCK

     6% CONVERTIBLE PREFERRED STOCK

     Holders of 6% Convertible Preferred Stock generally have the right to vote (on an as converted basis) as a single class with the holders of Common Stock and other classes or series of stock entitled to vote as a single class with the Common Stock, on all matters submitted to a vote of stockholders except (i) matters for which class voting is required by law or under the Company's Certificate of Incorporation, and (ii) with respect to the election of the Non-Preferred Stock Directors during the Five-Year Period. Holders of 6% Convertible Preferred Stock vote as a separate class with respect to (i) the creation, authorization or issuance of any class or series of shares ranking on parity with or prior to the 6% Convertible Preferred Stock as to dividends or redemption, (ii) the increase in the authorized shares of, or issuance of any shares of 6% Convertible Preferred Stock, (iii) the amendment, alteration, waiver of the application of, or repeal of an provision of the Company's Certificate of Incorporation, the entering into of any agreement or the taking of any corporate action which would in any manner alter, change or otherwise adversely affect the powers, rights or preferences of the 6% Convertible Preferred Stock, and (iv) the reorganization, recapitalization, liquidation, dissolution, or winding up of the Company, the disposition of substantially all of its assets, property, or business, the merger or consolidation with or into any other corporation, if such transaction would adversely affect the powers, rights or preferences of the 6% Convertible Preferred Stock. Holders of 6% Convertible Preferred Stock are entitled to cumulative annual dividends. No dividends are payable in the first year following the closing of the Investment. Thereafter, dividends will be payable quarterly in kind for one year at the rate of 3% per annum and in cash thereafter at the rate of 6% per annum. Holders of 6% Convertible Preferred Stock have the right to participate with the Common Stock in any dividends paid with respect to the Common Stock into which it may be converted, as described below.

     On or after the seventh anniversary of the Investment, the Company will be entitled, at its option (as determined by a majority of the Non-Preferred Stock Directors) to redeem all of the 6% Convertible Preferred Stock at its liquidation preference of $1,000 per share plus accumulated and unpaid dividends.

     7% CONVERTIBLE PREFERRED STOCK

     Holders of 7% Preferred Stock are not entitled to vote on matters submitted to stockholders, except that holders are entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends (whether consecutive or not) on the 7% Convertible Preferred Stock is in arrears. Such voting rights will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

     The 7% Convertible Preferred Stock ranks on parity as to dividends and liquidation with the 6% Convertible Preferred Stock, and prior to the Common Stock The dividend per annum and liquidation preference for each share of 7% Convertible Preferred Stock are $175 and $2,500, respectively. Dividends on the 7% Convertible Preferred Stock are cumulative and payable quarterly. The 7% Convertible Preferred Stock is convertible at the option of the holder into Common Stock at a conversion price of $23.36 per share, subject to adjustment under certain circumstances. On any dividend payment date, the 7%

Convertible Preferred Stock is exchangeable at the option of the Company, in whole but not in part, for 7% Convertible Subordinated Debentures Due 2008 in a principal amount equal to $2,500 per share of 7% Convertible Preferred Stock. The 7% Convertible Preferred Stock is redeemable at any time, at the option of the Company, in whole or in part, initially at a price of $2,622.50 per share of 7% Convertible Preferred Stock and thereafter at prices declining to $2,500 per share of 7% Convertible Preferred Stock on or after September 30, 2003. Additionally, the 7% Convertible Preferred Stock has a special conversion right that becomes effective in the event of certain significant transactions affecting ownership or control of the Company. In such situations, the special conversion right would, for a limited period, reduce the then prevailing conversion price to the market value of the common stock, except that the conversion right will not be reduced below $3.17 per share. Generally and with certain exceptions, the special conversion right becomes effective if (1) a person or group acquires at least 50% of the Company's common stock, (2) if the Company sells all or substantially all of its assets or (3) if the Company participates in a merger or consolidation in which the Company is not the surviving company or the holders of the Company's common stock immediately prior to such merger or consolidation do not hold, directly or indirectly, at least a majority of the common stock of the merger after such a transaction. The form of consideration issued (cash, securities or other property) upon the exercise of the special conversion right by a holder of 7% Convertible Preferred Stock depends upon, among other things, the type of transaction that gives rise to the special conversion right.

CUMULATIVE VOTING

     IT's Certificate of Incorporation includes a provision for cumulative voting such that, in any election of directors of the corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which would be entitled to cash for the election of directors with respect to his shares of stock multiplied by (ii) the number of directors to be elected in the election in which his class or series of shares is entitled to vote, and each stockholder may cast all of such votes for a single director or for any two or more of them as he may see fit.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, L.P.

                     SECURITIES COVERED BY THIS PROSPECTUS

     The shares of the Common Stock covered by this Prospectus consist of 500,000 shares (the "Shares") which may be issued or delivered from time to time in connection with future business combinations, mergers and/or acquisitions. The consideration for such combinations, acquisitions and mergers may consist of cash, assumption of liabilities, evidences of debt, Common Stock or a combination thereof. In general, the terms of such combinations, acquisitions and mergers will be determined by direct negotiations between representatives of the Company and the owners or principal executives of the companies or other entities to be so combined, acquired or merged or the assets of which are to be acquired, and the factors taken into account will include, among other things, the established quality of management, earning power, cash flow, growth potential, facilities and locations of the companies or other entities to be acquired or merged, and the market value of the Common Stock. It is anticipated that the shares of the Common Stock issued or delivered in connection therewith will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the combination, acquisition or merger are tentatively agreed upon, or at or about the time or times such shares are issued or delivered.

     Persons who directly or indirectly control, are controlled by, or are under common control with, companies or other entities which are acquired by or merged or combined with the Company may be deemed to be engaged in a distribution of securities, and therefore underwriters of securities within the meaning of
Section 2(11) of the Securities Act, if such persons offer or sell any shares of the Common Stock covered by this Prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or pursuant to an effective registration statement. Rule 145(d) provides that such persons will not be deemed to be underwriters if (a) among other things, (i) the Company has complied with certain reporting requirements of the Exchange Act, (ii) the amounts of such shares sold fall within certain volume limitations, (iii) such shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act or in a manner otherwise permitted by Rule 144 under the Securities Act, (iv) such persons do not solicit or arrange for the solicitation of orders to buy such shares in anticipation of or in connection with the sale thereof, and (v) such persons do not make any payments in connection with the offer or sale thereof to any persons other than the brokers executing the orders to sell such shares; (b) such persons are not affiliates of the Company and have been the beneficial owners of the Common Stock for at least two years, and the Company has complied with certain reporting requirements of the Exchange Act; or
(c) such persons are not,
and have not been for at least three months, affiliates of the Company and have been the beneficial owners of the Common Stock for at least three years.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of International Technology Corporation appearing in International Technology Corporation's Annual Report (Form 10-K) for the year ended March 28, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------              --------------------------------------------------------

      No persons have been authorized to give any
      information or make any representations other than
      those contained in this Prospectus in connection with                                       500,000 Shares
      the offering herein contained and, if given or made,                             INTERNATIONAL TECHNOLOGY CORPORATION
      such information or representation must not be relied                                        Common Stock
      upon have having been authorized by the Company or                                         ($.01 Par Value)
      the Purchasers.  This Prospectus does not constitute
      an offer to sell, or a solicitation of an offer to
      buy, the securities offered hereby in any
      jurisdiction to any person to whom it is unlawful to
      make an offer or solicitation.  Neither the delivery
      of this Prospectus nor any sale made hereunder shall,                                         PROSPECTUS
      under any circumstances, create an implication that                                           ----------
      there has not been any change in the facts set forth
      in this Prospectus or in the affairs of the Company
      since the date hereof.




      ___________________________
         TABLE OF CONTENTS                                   Page
                                                             ----
Available Information.......................................  2                                             , 1997
Incorporation of Certain Information by Reference...........  2
The Company.................................................  2
Risk Factors................................................  3
Selected Financial Information..............................  7
Price Range of Common Stock and Dividends...................  8
Description of Capital Stock................................  8
Securities Covered by this Prospectus.......................  10
Legal Matters...............................................  11
Experts.....................................................  11
    ___________________________
============================================================            ============================================================


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, finds and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide: (i) the Registrant is required to indemnify its directors, officers and employees and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, who are or were a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, to the fullest extent permitted by Delaware law; (ii) the Registrant shall pay all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by law, any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with any other person for any such expenses to the fullest extent permitted by law; (iv) the Registrant may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers, employees and agents. The Registrant has also entered into an agreement with its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. These indemnification provisions, and the Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, may be sufficiently broad to permit indemnification of the Registrants' officers and directors for liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS

                     Exhibits:
   Exhibit No.       Description
   -----------       -----------
       5.1           Opinion of Gibson, Dunn & Crutcher LLP.
      23.1           Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
      23.2           Consent of Ernst & Young LLP, independent auditors.
      24.1           Power of Attorney (included on Page II-3).

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change m the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus flied with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 1l, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, Pennsylvania, on the 28th day of July, 1997.

                               INTERNATIONAL TECHNOLOGY CORPORATION

                               By /s/ Anthony J. DeLuca
                                  -------------------------------------
                                 Anthony J. DeLuca, President and
                                 Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. DeLuca, James G. Kirk and James
M. Redwine, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                           Title                               DATE
----------------------------------------   ----------------------------------------------------   ---------------
/s/ Daniel A. D'Aniello
----------------------------------------   Chairman of the Board of Directors                       July 28, 1997
Daniel A. D'Aniello

/s/ Anthony J. DeLuca
----------------------------------------   Director, President, Chief Executive Officer             July 28, 1997
Anthony J. DeLuca

/s/ Philip B. Dolan
----------------------------------------   Director                                                 July 28, 1997
Philip B. Dolan

----------------------------------------   Director
E. Martin Gibson

----------------------------------------   Director
James C. McGill

----------------------------------------   Director
Robert F. Pugliese

/s/ James David Watkins
----------------------------------------   Director                                                 July 28, 1997
James David Watkins

/s/ Harry J. Soose
----------------------------------------   Principal Financial Officer and                          July 28, 1997
Harry J. Soose                             Principal Accounting Officer

                                INDEX TO EXHIBIT

                                                                                               Sequentially
Exhibit                                                                                          Numbered
Number                                         Description                                         Page
---------      -----------------------------------------------------------------------------  --------------
5.1              Opinion of Gibson, Dunn & Crutcher LLP.
23.1             Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2             Consent of Ernst & Young LLP, independent auditors.
24.1             Power of Attorney (included on Page II-3).